Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ensysce Biosciences, Inc. (the “Company”) (f/k/a Leisure Acquisition Corp.) on Form S-8 of our report dated March 15, 2021, except for the effects of the restatement discussed in Note 2 and Contingent Forward Purchase Contract in Note 7, as to which the date is June 7, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Leisure Acquisition Corp. as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on July 7, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP
Marcum LLP
Tampa, FL
January 28, 2022